Contact: Thomas Coughlin,
President & CEO
Thomas Keating, CFO
Michael Lesler, COO
(201) 823-0700

BCB Bancorp, Inc. Reports First Quarter 2020 Net Income of $2.5 Million
Results Reflect Effects of COVID-19
Declares Quarterly Cash Dividend of $0.14 Per Share

BAYONNE, N.J., April 27, 2020 -- BCB Bancorp, Inc. (the “Company”), (NASDAQ: BCBP), the holding company for BCB Community Bank (the “Bank”), today reported net income was $2.5 million for the first quarter of 2020 compared to $5.1 million in the fourth quarter of 2019 and $5.5 million for the first quarter of 2019. Earnings per diluted share for the first quarter of 2020 were $0.12, compared to $0.29 in the preceding quarter and $0.32 in the first quarter of 2019. The Company also announced that its Board of Directors declared a regular quarterly cash dividend of $0.14 per share. The dividend will be payable May 22, 2020, to common shareholders of record on May 8, 2020.
“The success of our banking operation relies solely on the health and well-being of our employees and customers,” stated Thomas Coughlin, President and Chief Executive Officer. “To that end, we began preparations for the COVID-19 pandemic in mid-March by restricting lobby activities at all branches and encouraging the use of drive-up services and ATM machines, Digital Banking and Call Center operations. Much of our workforce is working remotely, or has been relocated, and we will continue with this structure until the mandated Stay-At-Home order has been lifted.
“While our asset quality at quarter end remains strong, we evaluated factors related to the COVID-19 pandemic and its impact on our New Jersey and New York markets,” Coughlin continued. “Consequently, we recorded a $1.5 million loan loss provision, due to the risk of potential loan defaults related to COVID-19 factors.”
“We have been working closely with our customers to educate and provide support on programs available for financial assistance,” said Coughlin. “We have also received inquiries from customers requesting loan payment deferments as well as many customers applying for loans under the Paycheck Protection Plan (“PPP”) offered through the Small Business Administration (“SBA”). We continue to focus on the needs of our small business customers and the retention of their employees. Our lending teams continue to work with our customers during these challenging economic conditions.”

Executive Summary
•	Net income was $2.5 million in the first quarter of 2020 compared to $5.5 million in the first quarter a year ago.
•	Earnings per diluted share were $0.12 in the first quarter of 2020, compared to $0.32 in the first quarter of 2019.
•
Net interest margin (NIM) was 2.63 percent for the first quarter 2020, compared to 2.88 percent in the preceding quarter and 3.18 percent for the first quarter 2019. The NIM compression during the first quarter of 2020 was primarily the result of the current volatile financial markets attributable to the COVID-19 pandemic and the resulting swift reduction in short term interest rates.

•	Total assets increased 8.2 percent to $2.942 billion at March 31, 2020 from $2.718 billion a year earlier.
•	Loans receivable, net decreased by 6.2 percent, to $2.164 billion at March 31, 2020 from $2.307 billion a year earlier, as the Company’s focus remains on repositioning the balance sheet.
•	Allowance for loan losses as a percentage of non-accrual loans was 585.4 percent at March 31, 2020, compared to 405.7 percent at March 31, 2019.
•	Total deposits increased 8.5 percent, to $2.376 billion at March 31, 2020 from $2.189 billion a year ago.
•	The Company’s Board of Directors declared a regular quarterly cash dividend of $0.14 per share. The dividend will be payable May 22, 2020, to common shareholders of record on May 8, 2020.
•	On December 30, 2019, the Company completed the sale of 1,020,408 shares of common stock, at an issuance price of $12.25 per share.
•
The Company issued $6.3 million of private placement common stock which closed in February 2019 and $5.3 million of preferred series G stock, which was issued in January 2019. The Company had also issued $33.5 million of subordinated debt in July 2018 which, for regulatory purposes, is treated as Tier 1 capital for the Bank and Tier 2 capital for the Company, when applicable.

BCBP Reports First Quarter 2020 Earnings
April 27, 2020

Balance Sheet Review
Total assets increased by $34.5 million, or 1.2 percent, to $2.942 billion at March 31, 2020 from $2.907 billion at December 31, 2019, and increased by $223.6 million, or 8.2 percent from $2.718 billion at March 31, 2019. The increase in total assets was mainly related to increases in total cash and cash equivalents, partly offset by a decrease in net loans receivable.
Loans receivable, net decreased by $14.4 million, or 0.7 percent, to $2.164 billion at March 31, 2020 from $2.178 billion at December 31, 2019, and decreased by $143.1 million, or 6.2 percent compared to $2.307 billion at March 31, 2019. The decrease in loans over the quarter was a result of management’s efforts to continue curtailing loan growth in 2020. Total loan decreases for the first quarter of 2020 included $29.2 million in commercial real estate and multi-family loans, $3.3 million in construction loans and $496,000 in commercial business loans, partly offset by increases of $19.8 million in residential one-to-four family loans, $347,000 in consumer loans and $219,000 in home equity loans.
Total deposits increased by $13.7 million, or 0.6 percent, to $2.376 billion at March 31, 2020 from $2.362 billion at December 31, 2019, and increased by $187.1 million, or 8.5 percent, from $2.189 billion at March 31, 2019. The increases in deposit liabilities mainly related to the continued maturation of the branches opened over the last four years. Total increases for the first quarter of 2020 included $34.6 million in NOW deposit accounts, $21.5 million in non-interest-bearing deposit accounts and $16.2 million in money market checking accounts, partly offset by a decrease of $58.3 million in certificates of deposit, including listing service and brokered deposits, as well as a decrease of $255,000 in savings and club accounts. Listing service and brokered reciprocal certificates of deposit, which were used as additional sources of deposit liquidity to fund loans, totaled $7.5 million and $73.3 million, respectively, at March 31, 2020.
Stockholders’ equity increased by $1.2 million, or 0.5 percent, to $240.7 million at March 31, 2020 from $239.5 million three months earlier, and increased $23.9 million, or 11.0 percent, from $216.7 million a year ago. Accumulated other comprehensive income increased $2.5 million to $271,000 at March 31, 2020 from a loss of $2.2 million at December 31, 2019, related to significant improvements in the value of available-for-sale securities due to the large decrease in interest rates. Treasury stock increased $1.3 million to $23.3 million at March 31, 2020 from $22.0 million at December 31, 2019, related to the repurchase of Company shares. Retained earnings decreased by $261,000 to $48.1 million at March 31, 2020 from $48.4 million at December 31, 2019, due to dividends paid and partially offset by net income in the current quarter.

First Quarter 2020 Income Statement Review
Net interest income decreased by $2.1 million, or 10.2 percent, to $18.8 million for the first quarter of 2020 from $20.9 million for the first quarter of 2019. The decrease in net interest income resulted primarily from a decrease in the average yield on interest-earning assets of 52 basis points to 4.12 percent for the first quarter of 2020 from 4.64 percent for the first quarter of 2019, partly offset by an increase in the average balance of interest-earning assets of $229.2 million, or 8.7 percent, to $2.859 billion for the first quarter of 2020 from $2.629 billion for the first quarter of 2019. Interest expense increased due to an increase in the average balance of interest-bearing liabilities of $185.2 million, or 8.4 percent, to $2.393 billion for the first quarter of 2020 from $2.208 billion for the first quarter of 2019, as well as an increase in the average rate on interest-bearing liabilities of five basis points to 1.78 percent for the first quarter of 2020 from 1.73 percent for the first quarter of 2019. Interest income on loans also included $465,000 of amortization of purchase credit fair value adjustments related to the acquisition of IAB for the three months ended March 31, 2020, which added approximately seven basis points to the average yield on interest earning assets.
Net interest margin was 2.63 percent for the first quarter of 2020, compared to 2.88 percent in the fourth quarter of 2019 and 3.18 percent for the first quarter of 2019. “The contraction in the net interest margin during the first quarter of 2020 was primarily the result of the current volatile financial markets attributable to the COVID-19 pandemic and the resulting swift reduction in short term interest rates, as well as competitive pressures on cost of funds over the last twelve months,” said Coughlin.
Total non-interest income decreased by $977,000, or 58.9 percent, to $683,000 for the first quarter of 2020 from $1.7 million for the first quarter of 2019. The decrease in total non-interest income was mainly related to a net increase of $731,000 in unrealized losses on equity securities which was the result of current market conditions, a decrease of $257,000 in gains on sales of loans, a decrease of $157,000 in fees and service charges, a decrease of $8,000 in gains on sales of other real estate owned, partly offset by an increase in other non-interest income of $283,000. The lower level of loan sales and fees and service charges was attributable to the curtailment of loan growth. The increase in other non-interest income related primarily to the reversal of certain liabilities previously recorded for IAB acquired loans that paid off this quarter.

BCBP Reports First Quarter 2020 Earnings
April 27, 2020

Total non-interest expense increased by $587,000, or 4.3 percent, to $14.4 million for the first quarter of 2020 from $13.8 million for the first quarter of 2019, including COVID-19 costs of approximately $100,000.  Salaries and employee benefits expense increased by $474,000, or 6.9 percent, to $7.4 million for the first quarter of 2020 from $6.9 million for the first quarter of 2019, primarily related to normal compensation increases and a lower deferral of costs (ASC 310 - $150,000) due to a much lower level of loan originations.  Occupancy and equipment expense increased by $194,000 or 7.4 percent, to $2.8 million for the first quarter of 2020 from $2.6 million for the first quarter of 2019, largely related to costs incurred for an upcoming de novo branch set to open later in the year, the opening of two de novo branches and the relocation of one of our existing branches during 2019.  Data processing and service fees increased by $217,000, or 30.1 percent, largely attributable to additional branches and system applications.
Regulatory assessments decreased by $136,000, or 29.8 percent, to $321,000 for the first quarter of 2020 from $457,000 for the first quarter of 2019, primarily due to a decrease in the FDIC assessment rate, which was partly offset by an increase in the FDIC assessment base.
The income tax provision decreased by $1.4 million, or 56.0 percent, to $1.1 million for the first quarter of 2020 from $2.5 million for the first quarter of 2019. The decrease in the income tax provision was a result of lower taxable income for the first quarter of 2020 as compared to that same period for 2019. The consolidated effective tax rate for the first quarter of 2020 was 29.9 percent compared to 31.0 percent for the first quarter of 2019. The lower rate in the current period related primarily to a one percent reduction in the New Jersey surtax rate.
Asset Quality
The provision for loan losses increased by $611,000, to $1.5 million for the first quarter of 2020 from $889,000 for the first quarter of 2019. In the fourth quarter of 2019, the Company recognized a credit to the provision for loan losses of $475,000. The increased reserve includes provisions taken in response to changes in risks associated with loan classification assignments and a declining New Jersey and New York economy as a result of the COVID-19 pandemic.
The Bank had non-accrual loans totaling $4.4 million, or 0.20 percent, of gross loans at March 31, 2020 compared to $5.7 million, or 0.24 percent, of gross loans a year ago, and $4.2 million, or 0.19 percent of gross loans, at December 31, 2019.
Performing troubled debt restructured (“TDR”) loans that were not included in nonaccrual loans at March 31, 2020, were $16.3 million, compared to $16.5 million at December 31, 2019 and $23.1 million at March 31, 2019.  Borrowers who are in financial difficulty and who have been granted concessions (excluding COVID-19 modifications) that may include interest rate reductions, term extensions, or payment alterations are categorized as TDR loans.
The allowance for loan losses was $25.5 million, or 1.17 percent of gross loans at March 31, 2020, compared to $23.0 million, or 0.99 percent of gross loans at March 31, 2019, and $23.7 million, or 1.08 percent of gross loans, at December 31, 2019.
During the first quarter of 2020, the Company recognized $301,000 in net recoveries compared to $244,000 in net charge-offs for the first quarter of 2019 and net charge-offs of $482,000 in the fourth quarter of 2019.
The temporary COVID-19 pandemic has clearly caused disruption to the global economy, but the extent and duration of the disruption is uncertain at this time. Accordingly, and in consideration of the relatively recent decline of the stock price below carrying value, management feels that it is not more likely than not that this circumstance indicates that the fair value of the Company is less than its carrying amount, including goodwill, as of March 31, 2020.  Management will continue to monitor the activity for loan deferment requests and delinquencies on a regular basis. Given the evolving situation, the need for further goodwill impairment testing will be assessed again as of June 30, 2020.

BCBP Reports First Quarter 2020 Earnings
April 27, 2020

Coronavirus (COVID-19) Response:
Due to the impact of COVID-19, the results of operations for the first quarter of 2020 are inconsistent with the Company’s historical performance. The spread of this virus has created uncertainty in our markets and in our communities. The Company has taken many steps to protect the health and safety of our employees and customers during this pandemic. Some of the initiatives implemented by the Bank, and other updates, include the following:
•	Operational Initiatives.
•	Pandemic response team meets on a weekly basis and actively monitors guidance released by regulators, and banking associations.
•	All in-person meetings have been cancelled until further notice.
•	Employees are working remotely, temporarily relocated or are working alternate days to increase social distancing.
•	Branch and operational offices are cleaned and sanitized regularly. This practice will continue through at least mid-May. Employees have access to masks, gloves and disinfectant.
•
Beginning on March 19, Branch lobbies were closed to lessen the spread of the virus and protect both our employees and customers. Drive through facilities remain open and branch lobby services are available by appointment.

•	Management provides updates to employees on a regular basis.
•	Call Center is open seven days a week to assist with customer inquiries.

•
Loan Loss Reserve.  Although several of the Company’s asset quality metrics have not changed over the quarter, management determined it is prudent to increase its loan loss reserves through the addition of $1.5 million in loan loss provisions for the quarter ended March 31, 2020 due primarily to the weakening local economy as a result of the COVID-19 pandemic.  This compares to a credit to the provision for loan losses of $475,000 during the previous quarter and a $889,000 provision for loan losses in the first quarter a year ago. The loan loss reserve to total loans ratio was 1.17 percent at March 31, 2020 compared to 0.99 percent at March 31, 2019. The increased reserve includes provisions taken in response to changes in risks associated with loan classification assignments and a declining economy in New Jersey and New York. The Bank considered qualitative factors, such as changes in underwriting policies, current economic conditions, delinquency statistics, the adequacy of the underlying collateral and the financial strength of borrowers. All of these factors are likely to be affected by the COVID-19 pandemic.

•	Loan Deferment Requests.
The Bank, like other financial institutions, has received significant numbers of requests to defer principal and/or interest payments, and has agreed to such deferrals or is in the process of doing so. The banking regulatory agencies, through an Interagency Statement dated April 7, 2020, are encouraging financial institutions to work prudently with borrowers who request loan modifications or deferrals as a result of COVID-19.
The Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, was signed into law on March 27, 2020, and provides over $2.0 trillion in emergency economic relief to individuals and businesses impacted by the COVID-19 pandemic. Under Section 4013 of the CARES Act, loans less than 30 days past due as of December 31, 2019 will be considered current for COVID-19 modifications. A financial institution can then suspend the requirements under GAAP for loan modifications related to COVID-19 that would otherwise be categorized as a troubled debt restructuring (“TDR”), and suspend any determination of a loan modified as a result of COVID-19 as being a TDR, including the requirement to determine impairment for accounting purposes. Financial institutions wishing to utilize this authority must make a policy election, which applies to any COVID-19 modification made between March 1, 2020 and the earlier of either December 31, 2020 or the 60th day after the end of the COVID-19 national emergency. Similarly, the Financial Accounting Standards Board has confirmed that short-term modifications made on a good-faith basis in response to COVID-19 to loan customers who were current prior to any relief are not TDRs. Lastly, prior to the enactment of the CARES Act, the banking regulatory agencies provided guidance as to how certain short-term modifications would not be considered TDRs, and have subsequently confirmed that such guidance could be applicable for loans that do not qualify for favorable accounting treatment under Section 4013 of the CARES Act.
The Bank began receiving requests for loan deferments on March 13, 2020. The forbearance period provided by the Bank is generally three months with the Bank retaining the sole option to extend the forbearance period for an additional three months. Payments received upon the expiration of the forbearance period will first be applied to interest accrued, then towards escrow advances, and any remaining amount towards principal.

BCBP Reports First Quarter 2020 Earnings
April 27, 2020

As of April 17, 2020, the Bank had received 815 requests for loan payment deferral of approximately $687 million in loans, or 31% of the total loan portfolio.

•	Paycheck Protection Program (PPP).
As a qualified SBA lender, we were automatically authorized to originate PPP loans.
An eligible business can apply for a PPP loan up to the lesser of: (1) 2.5 times its average monthly “payroll costs;” or (2) $10.0 million. PPP loans will have: (a) an interest rate of 1.0%, (b) a two-year loan term to maturity; and (c) principal and interest payments deferred for six months from the date of disbursement. The SBA will guarantee 100% of the PPP loans made to eligible borrowers. The entire principal amount of the borrower’s PPP loan, including any accrued interest, is eligible to be reduced by the loan forgiveness amount under the PPP so long as employee and compensation levels of the business are maintained and 75% of the loan proceeds are used for payroll expenses, with the remaining 25% of the loan proceeds used for other qualifying expenses.
Through April 15, 2020, the Bank had closed and funded approximately $56 million in PPP loans.

•
Industry Exposure.  The Company has identified various industries that may be particuarly adversely impacted by the COVID-19 pandemic.  Though the hotspots may change through the progression of the pandemic, the following sectors are currently being disproportianetly impacted: Strip Retail, Hospitality/Hotel, Retail, Golf Courses, Restaurants, etc.  At March 31, 2020, the Bank’s exposure as a percent of the total loan portfolio to these industries was  6%, 4%, 3%, 3% and 2%, respectively.

•
IT Changes. To protect the well-being of our staff and customers, the Company has set up resources for some employees to work from home.  To facilitate the move, we allocated laptop computers to staff and enhanced our ability to network offsite via remote VPN with RSA-2 factor authentication.

•
Liquidity and Capital Resources.  The Company was well positioned with adequate levels of cash and liquid assets as of March 31, 2020, as well as wholesale borrowing capacity of over $700 million, to fund PPP loans in April, totaling approximately $100 million, and to cover the lack of payments for COVID-19 loan deferments. At March 31, 2020, the Company’s equity to asset ratio was 8.18% and the Bank’s capital was in excess of regulatory requirements. The Company will continue to monitor the effects of COVID-19 in determining future cash dividends and any requirement for additional capital each quarter. The Company had $1.3 million of stock repurchases for the first quarter of 2020, but intends to suspend the program by the end of April.

About BCB Bancorp, Inc.
Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has 30 branch offices in Bayonne, Carteret, Colonia, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lodi, Lyndhurst, Maplewood, Monroe Township, Parsippany, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, three branches in Hicksville and Staten Island, New York, and a loan production office in Hoboken. The Bank provides businesses and individuals a wide range of loans, deposit products, and retail and commercial banking services.  For more information, please go to www.bcb.bank.
In September 2019, the Company announced its inclusion into the prestigious Sandler O'Neill Sm-All Stars Class of 2019, an elite group of 30 publicly traded small-cap banks and thrifts, based on growth, profitability, credit quality and capital strength.
Forward-Looking Statements
This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

BCBP Reports First Quarter 2020 Earnings
April 27, 2020

In addition to factors previously disclosed in the Company’s reports filed with the U.S. Securities and Exchange Commission (the "SEC") and those identified elsewhere in this release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of BCB products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and actions of governmental agencies and legislative and regulatory actions and reforms.
As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following additional risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;
•
if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;
•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
•
as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	a material decrease in net income over several quarters could result in a decrease in the rate of our quarterly cash dividend;
•	our cyber security risks are increased as the result of an increase in the number of employees working remotely;
•	we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and
•	FDIC premiums may increase if the agency experiences additional resolution costs.
Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.
Explanation of Non-GAAP Financial Measures
Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods in question.
The Company provides measurements and ratios based on tangible stockholders' equity and efficiency ratios. These measures are utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.
For a reconciliation of GAAP to Non-GAAP financial measures included in this press release, see "Reconciliation of GAAP to Non-GAAP Financial Measures" below.

BCBP Reports First Quarter 2020 Earnings
April 27, 2020

	Statements of Income (unaudited) - Three Months Ended,
	March 31, 2020	December 31, 2019	March 31, 2019	March 31, 2020 vs. December 31, 2019	March 31, 2020 vs. March 31, 2019
Interest and dividend income:	(Dollars in thousands)
Loans, including fees	$26,814	$28,254	$28,233	-5.1%	-5.0%
Mortgage-backed securities	563	583	770	-3.4%	-26.9%
Other investment securities	8	135	128	-94.1%	-93.8%
FHLB stock and other interest earning assets	2,034	1,994	1,347	2.0%	51.0%
Total interest and dividend income	29,419	30,966	30,478	-5.0%	-3.5%

Interest expense:
Deposits:
Demand	2,208	2,023	1,576	9.1%	40.1%
Savings and club	105	103	113	1.9%	-7.1%
Certificates of deposit	6,432	6,704	5,990	-4.1%	7.4%
	8,745	8,830	7,679	-1.0%	13.9%
Borrowings	1,896	2,059	1,897	-7.9%	-0.1%
Total interest expense	10,641	10,889	9,576	-2.3%	11.1%

Net interest income	18,778	20,077	20,902	-6.5%	-10.2%
Provision (credit) for loan losses	1,500	(475)	889	-415.8%	68.7%

Net interest income after provision for loan losses	17,278	20,552	20,013	-15.9%	-13.7%

Non-interest income:
Fees and service charges	726	819	883	-11.4%	-17.8%
Gain on sales of loans	61	192	318	-68.2%	-80.8%
Gain on bulk sale of impaired loans held in portfolio	-	-	107	-	-100.0%
Gain on sales of other real estate owned	-	-	8	0.0%	-100.0%
Loss on sale of investment securities	-	(42)	-	-100.0%	0.0%
Unrealized (loss) gain on equity investments	(440)	(19)	291	2215.8%	-251.2%
Other	336	70	53	380.0%	534.0%
Total non-interest income	683	1,020	1,660	-33.0%	-58.9%

Non-interest expense:
Salaries and employee benefits	7,389	7,329	6,915	0.8%	6.9%
Occupancy and equipment	2,824	2,734	2,630	3.3%	7.4%
Data processing and service fees	938	959	721	-2.2%	30.1%
Professional fees	470	659	533	-28.7%	-11.8%
Director fees	358	391	318	-8.4%	12.6%
Regulatory assessment fees	321	131	457	145.0%	-29.8%
Advertising and promotional	61	74	73	-17.6%	-16.4%
Other real estate owned, net	26	(6)	(16)	533.3%	262.5%
Other	1,977	1,989	2,146	-0.6%	-7.9%
Total non-interest expense	14,364	14,260	13,777	0.7%	4.3%

Income before income tax provision	3,597	7,312	7,896	-50.8%	-54.4%
Income tax provision	$1,076	$2,188	$2,445	-50.8%	-56.0%

Net Income	2,521	5,124	5,451	-50.8%	-53.8%
Preferred stock dividends	344	342	317	0.5%	8.6%
Net Income available to common stockholders	$2,177	$4,782	$5,134	-54.5%	-57.6%

Net Income per common share-basic and diluted
Basic	$0.12	$0.29	$0.32	-57.1%	-61.0%
Diluted	$0.12	$0.29	$0.32	-56.9%	-61.1%

Weighted average number of common shares outstanding
Basic	17,502	16,508	16,078	6.0%	8.9%
Diluted	17,551	16,601	16,111	5.7%	8.9%

BCBP Reports First Quarter 2020 Earnings
April 27, 2020

Statements of Financial Condition (unaudited)	March 31, 2020	December 31, 2019	March 31, 2019	March 31, 2020 vs. December 31, 2019
ASSETS	(Dollars in thousands)
Cash and amounts due from depository institutions	$24,292	$24,985	$18,610	-2.8%	30.5%
Interest-earning deposits	570,894	525,368	174,938	8.7%	226.3%
Total cash and cash equivalents	595,186	550,353	193,548	8.1%	207.5%

Interest-earning time deposits	735	735	735	-	-
Debt securities available for sale	95,429	91,613	117,942	4.2%	-19.1%
Equity investments	1,580	2,500	7,963	-36.8%	-80.2%
Loans held for sale	838	917	1,347	-8.6%	-37.8%
Loans receivable, net of allowance for loan losses
of $25,534, $23,734, and $23,004 respectively	2,164,057	2,178,407	2,307,140	-0.7%	-6.2%
Federal Home Loan Bank of New York stock, at cost	14,586	13,821	13,405	5.5%	8.8%
Premises and equipment, net	19,292	19,920	19,684	-3.2%	-2.0%
Operating lease right-of-use asset	14,084	13,246	16,019	6.3%	-12.1%
Accrued interest receivable	8,936	8,318	9,750	7.4%	-8.3%
Other real estate owned	1,623	1,623	1,746	0.0%	-7.0%
Deferred income taxes	10,653	11,180	13,302	-4.7%	-19.9%
Goodwill and other intangibles	5,535	5,552	5,584	-0.3%	-0.9%
Other assets	9,469	9,283	10,235	2.0%	-7.5%
Total Assets	$2,942,003	$2,907,468	$2,718,400	1.2%	8.2%

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Non-interest bearing deposits	$293,174	$271,901	$273,370	7.8%	7.2%
Interest bearing deposits	2,082,547	2,090,162	1,915,263	-0.4%	8.7%
Total deposits	2,375,721	2,362,063	2,188,633	0.6%	8.5%
FHLB advances	262,800	245,800	245,800	6.9%	6.9%
Subordinated debentures	36,868	36,810	36,635	0.2%	0.6%
Operating lease liability	14,246	13,380	16,059	6.5%	-11.3%
Other liabilities	11,730	9,942	14,555	18.0%	-19.4%
Total Liabilities	2,701,365	2,667,995	2,501,682	1.3%	8.0%

STOCKHOLDERS' EQUITY
Preferred stock: $0.01 par value, 10,000,000 shares authorized	-	-	-	-	-
Additional paid-in capital preferred stock	24,876	25,016	25,016	-0.6%	-0.6%
Common stock: no par value, 40,000,000 shares authorized	-	-	-	-	-
Additional paid-in capital common stock	190,658	190,294	176,379	0.2%	8.1%
Retained earnings	48,168	48,429	40,750	-0.5%	18.2%
Accumulated other comprehensive (loss)	271	(2,218)	(3,379)	-112.2%	-108.0%
Treasury stock, at cost	(23,335)	(22,048)	(22,048)	5.8%	5.8%
Total Stockholders' Equity	240,638	239,473	216,718	0.5%	11.0%

Total Liabilities and Stockholders' Equity	$2,942,003	$2,907,468	$2,718,400	1.2%	8.2%

Outstanding common shares	17,407	17,517	16,398	-0.6%	6.2%

BCBP Reports First Quarter 2020 Earnings
April 27, 2020

	Three Months Ended March 31,
	2020			2019
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable	$2,185,753	$26,814	4.91%	$2,317,250	$28,233	4.87%
Investment Securities	92,306	571	2.47%	139,171	898	2.58%
Interest-earning deposits	580,623	2,034	1.40%	173,076	1,347	3.11%
Total Interest-earning assets	2,858,682	29,419	4.12%	2,629,497	30,478	4.64%
Non-interest-earning assets	73,509			60,740
Total assets	$2,932,191			$2,690,238
Interest-bearing liabilities:
Interest-bearing demand accounts	$407,339	$858	0.84%	$341,659	$604	0.71%
Money market accounts	321,233	1,350	1.68%	237,011	972	1.64%
Savings accounts	259,721	105	0.16%	260,524	113	0.17%
Certificates of Deposit	1,120,060	6,432	2.30%	1,085,299	5,990	2.21%
Total interest-bearing deposits	2,108,353	8,745	1.66%	1,924,493	7,679	1.60%
Borrowed funds	284,830	1,896	2.66%	283,460	1,897	2.68%
Total interest-bearing liabilities	2,393,184	10,641	1.78%	2,207,953	9,576	1.73%
Non-interest-bearing liabilities	299,679			275,575
Total liabilities	2,692,862			2,483,528
Stockholders' equity	239,329			206,710
Total liabilities and stockholders' equity	$2,932,191			$2,690,238
Net interest income		$18,778			$20,902
Net interest rate spread(1)			2.34%			2.90%
Net interest margin(2)			2.63%			3.18%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.

BCBP Reports First Quarter 2020 Earnings
April 27, 2020

	Financial condition data by quarter
	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019

	(In thousands, except tangible book value)
Total assets	$2,942,003	$2,907,468	$2,825,499	$2,738,130	$2,718,400
Cash and cash equivalents	595,186	550,353	376,611	227,642	193,548
Securities	97,009	94,113	104,075	122,159	125,905
Loans receivable, net	2,164,057	2,178,407	2,253,699	2,299,765	2,307,140
Deposits	2,375,721	2,362,063	2,263,457	2,208,222	2,188,633
Borrowings	299,668	282,610	312,552	282,493	282,435
Stockholders’ equity	240,638	239,473	223,719	221,153	216,718
Tangible book value per share	12.09	11.94	11.72	11.58	11.35

	Operating data by quarter
	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019

	(In thousands, except for per share amounts)
Net interest income	$18,778	$20,077	$20,760	$20,865	$20,902
Provision for loan losses	1,500	(475)	900	755	889
Non-interest income	683	1,020	1,383	1,328	1,660
Non-interest expense	14,364	14,260	13,652	13,894	13,777
Income tax expense	1,076	2,188	2,359	2,317	2,445
Net income	$2,521	$5,124	$5,232	$5,227	$5,451
Net income per diluted share	$0.12	$0.29	$0.30	$0.30	$0.32
Common Dividends declared per share	$0.14	$0.14	$0.14	$0.14	$0.14

	Financial Ratios
	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
Return on average assets	0.34%	0.72%	0.75%	0.77%	0.81%
Return on average stockholder’s equity	4.21%	9.12%	9.44%	9.61%	10.55%
Net interest margin	2.63%	2.88%	3.06%	3.16%	3.18%
Stockholder’s equity to total assets	8.18%	8.24%	7.92%	8.08%	7.97%
Efficiency Ratio	73.81%	67.59%	61.65%	62.61%	61.06%

	Asset Quality Ratios
	(In thousands, except for ratio %)
	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
Non-Accrual Loans	$4,362	$4,160	$5,074	$5,488	$5,670
Non-Accrual Loans as a % of Total Loans	0.20%	0.19%	0.22%	0.24%	0.24%
ALLL as % of Non-Accrual Loans	585.37%	570.53%	486.62%	433.47%	405.71%
Impaired Loans	23,022	26,912	30,856	37,275	40,533
Classified Loans	9,882	13,483	15,998	22,679	23,977

BCBP Reports First Quarter 2020 Earnings
April 27, 2020

	Recorded Investment in Loans Receivable by quarter
	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
	(In Thousands)
Residential one-to-four family	$268,137	$248,381	$252,971	$258,688	$258,184
Commercial and multi-family	1,577,816	1,606,976	1,668,982	1,702,132	1,724,326
Construction	101,692	104,996	131,697	134,963	114,462
Commercial business	177,146	177,642	161,649	164,569	167,067
Home equity	64,857	64,638	63,645	63,927	66,946
Consumer	1,029	682	728	727	731
	$2,190,677	$2,203,315	$2,279,672	$2,325,006	$2,331,716
Less:
Deferred loan fees, net	(1,086)	(1,174)	(1,282)	(1,452)	(1,572)
Allowance for loan loss	(25,534)	(23,734)	(24,691)	(23,789)	(23,004)

Total loans, net	$2,164,057	$2,178,407	$2,253,699	$2,299,765	$2,307,140

	Non-Accruing Loans in Portfolio by quarter
	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
	(In Thousands)
Originated loans:
Residential one-to-four family	$788	$590	$814	$1,022	$1,415
Commercial and multi-family	218	761	1,584	1,881	1,364
Commercial business	1,189	1,428	887	745	256
Home equity	294	347	350	129	272
Sub-total:	$2,489	$3,126	$3,635	$3,777	$3,307

Acquired loans initially recorded at fair value:
Residential one-to-four family	$602	$291	$1,046	$1,116	$1,704
Commercial and multi-family	758	217	-	-	597
Commercial business	513	513	378	378	-
Home equity	-	13	15	217	62
Sub-total:	$1,873	$1,034	$1,439	$1,711	$2,363

Total:	$4,362	$4,160	$5,074	$5,488	$5,670

BCBP Reports First Quarter 2020 Earnings
April 27, 2020

	Reconciliation of GAAP to Non-GAAP Financial Measures by quarter

	Tangible Book Value per Share
	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
	(In Thousands, except per share amounts)
Total Stockholders' Equity	$240,638	$239,473	$223,719	$221,153	$216,718
Less: goodwill	5,253	5,253	5,570	5,587	5,584
Less: preferred stock	24,876	25,016	25,016	25,016	25,016
Total tangible stockholders' equity	210,509	209,204	193,133	190,550	186,118
Shares outstanding	17,407	17,517	16,477	16,461	16,398
Book value per share	$13.82	$13.67	$13.58	$13.43	$13.22
Tangible book value per share	$12.09	$11.94	$11.72	$11.58	$11.35

	Efficiency Ratios
	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
	(In Thousands)
Net interest income	$18,778	$20,077	$20,760	$20,865	$20,902
Non-interest income	683	1,020	1,383	1,328	1,660
Total income	19,461	21,097	22,143	22,193	22,562
Non-interest expense	14,364	14,260	13,652	13,894	13,777
Efficiency Ratio	73.81%	67.59%	61.65%	62.61%	61.06%

BCBP Reports First Quarter 2020 Earnings
April 27, 2020

	Distribution of Deposits
	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
	(In Thousands, except per share amounts)
Demand:
Non-Interest Bearing	$293,174	$271,702	$276,203	$278,002	$273,370
Interest Bearing	428,683	394,074	344,385	337,362	322,361
Money Market	321,973	305,790	272,139	267,213	248,310
	$1,043,830	$971,566	$892,727	$882,577	$844,041
Savings and Club	260,290	260,545	256,531	257,774	262,943
Certificates of Deposit	1,071,600	1,129,952	1,114,199	1,067,871	1,081,649
Total Deposits:	$2,375,720	$2,362,063	$2,263,457	$2,208,222	$2,188,633